EXHIBIT 99.1

Scholar Rock Appoints Akshay Vaishnaw, M.D., Ph.D. to Its Board of Directors

Timothy A. Springer, Ph.D. will transition to a scientific advisory role

CAMBRIDGE, Mass., April 30, 2019 (GLOBE NEWSWIRE) -- Scholar Rock Holding Corporation (NASDAQ: SRRK), a clinical-stage biopharmaceutical company focused on the treatment of serious diseases in which protein growth factors play a fundamental role, today announced that Akshay Vaishnaw M.D., Ph.D. has been appointed to Scholar Rock’s Board of Directors, effective May 21, 2019 and that Timothy A. Springer, Ph.D. will transition to a role of scientific advisor to Scholar Rock. Dr. Springer will not be standing for re-election at the Company’s upcoming annual shareholder meeting.

Dr. Vaishnaw has served on Scholar Rock’s Scientific Advisory Board (SAB) since 2014 and will continue to play an active role on the Company’s SAB.  He is a highly accomplished and proven leader in the biopharmaceutical industry with over two decades of experience in building and leading global research and development organizations and executing clinical trials across multiple product candidates and therapeutic areas.

“Akshay’s vast experience in leading successful global research and clinical development programs to regulatory approvals will be a valuable resource to our Board of Directors and management team, especially as we progress the Phase 2 proof-of-concept trial for SRK-015 in Spinal Muscular Atrophy as well as SRK-181 towards a Phase 1 trial in cancer immunotherapy,” said David Hallal, Chairman of the Board of Scholar Rock. “On behalf of Scholar Rock’s management and Board, I would like to welcome Akshay and extend our thanks to Tim for his significant guidance both scientifically and strategically over the years, helping Scholar Rock reach its discovery and clinical accomplishments to date.”

“I am proud that the Scholar Rock team has executed so well on my founding vision that antibodies to TGFβ prodomain-growth factor complexes could be therapeutics with greater specificity than previous generations of antibodies to mature growth factors,” said Timothy Springer, PhD.  “The team has now exemplified this concept with clinical- and development- stage antibodies to myostatin and TGFβ1, respectively and I look forward to Scholar Rock’s continued progress towards bringing transformative therapies to patients.  I am excited that Akshay, a talented physician-scientist and experienced executive, will be joining the Board and am delighted to continue my interactions with Scholar Rock as a scientific advisor.”

“I have witnessed the tremendous potential of Scholar Rock’s unique platform over the past few years as part of the SAB and it is an honor to join the Scholar Rock Board during this time of significant momentum,” said Dr. Vaishnaw.  “As the Company continues to advance its pipeline across a wide range of therapeutic areas, I look forward to applying my experiences and insights to help bring these product candidates through development with the goal of meaningfully improving the lives of patients.”

Dr. Vaishnaw joined Alnylam Pharmaceuticals in 2006 and currently serves as President, Research and Development.  Prior to Alnylam, he held various positions of increasing responsibility in clinical research.  Dr. Vaishnaw received a B.S. from University College Cardiff, U.K., an M.D. from the University of Wales College of Medicine, U.K., and a Ph.D. in molecular immunology from the University of London, U.K.  He is a Fellow of the Royal College of Physicians, U.K. Dr. Vaishnaw also serves on the Board of Directors for Editas Medicine, Inc.

About Scholar Rock
Scholar Rock is a clinical-stage biopharmaceutical company focused on the discovery and development of innovative medicines for the treatment of serious diseases in which signaling by protein growth factors plays a fundamental role.  Scholar Rock is creating a pipeline of novel product candidates with the potential to transform the lives of patients suffering from a wide range of serious diseases, including neuromuscular disorders, cancer, fibrosis and anemia.  Scholar Rock’s newly elucidated understanding of the molecular mechanisms of growth factor activation enabled it to develop a proprietary platform for the discovery and development of monoclonal antibodies that locally and selectively target these signaling proteins at the cellular level.  By developing product candidates that act in the disease microenvironment, the Company intends to avoid the historical challenges associated with inhibiting growth factors for therapeutic effect.  Scholar Rock believes its focus on biologically validated growth factors may facilitate a more efficient development path. For more information, please visit www.ScholarRock.com or follow Scholar Rock on Twitter (@ScholarRock) and LinkedIn (https://www.linkedin.com/company/scholar-rock/).

Scholar Rock® is a registered trademark of Scholar Rock, Inc.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the ability of new directors to influence Scholar Rock’s progress, plans for existing directors, Scholar Rock’s ability to develop its pipeline, including its product candidates, the potential of Scholar Rock’s platform, and Scholar Rock’s growth expectations. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include those risks more fully discussed in the section entitled "Risk Factors" in Scholar Rock’s Annual Report on Form 10-K for the quarter and year ended December 31, 2018, as well as discussions of potential risks, uncertainties, and other important factors in Scholar Rock’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Scholar Rock’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Scholar Rock undertakes no duty to update this information unless required by law.

Scholar Rock Contact:
Investors/Media
Catherine Hu
chu@scholarrock.com 917-601-1649

Media Contact:
The Yates Network
Kathryn Morris
kathryn@theyatesnetwork.com 914-204-6412